Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

On January 13, 2026, Intuitive Machines, Inc. (“Intuitive Machines” or the “Company”), completed its previously announced acquisition of Lanteris Space Holdings LLC (“Lanteris”), through its subsidiary, Intuitive Machines, LLC (“Purchaser”), pursuant to the previously announced Membership Interest Purchase Agreement, dated as of November 3, 2025 (the “Purchase Agreement”), by and among the Company, Purchaser, Lanteris, Vantor Holdings Inc. (“Seller”) and Galileo TopCo, Inc (“Seller Parent”) (the “Acquisition”).

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X and should be read in conjunction with the accompanying notes.

The unaudited pro forma condensed combined balance sheet as of December 31, 2025 combines the audited consolidated balance sheet of Intuitive Machines as of December 31, 2025 with the audited consolidated balance sheet of Lanteris as of December 31, 2025, giving effect to the Acquisition as if it had been consummated on December 31, 2025.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025 combines the audited consolidated statement of operations of Intuitive Machines for the year ended December 31, 2025 with the audited consolidated statement of operations of Lanteris for the year ended December 31, 2025, giving effect to the Acquisition as if it had been consummated on January 1, 2025.

The unaudited pro forma condensed combined financial information was derived from, and should be read in conjunction with, the following historical financial statements and the accompanying notes, which are incorporated by reference into this amended Current Report on Form 8-K (“Form 8-K/A”):

•

The historical audited consolidated financial statements of Intuitive Machines as of and for the year ended December 31, 2025, as included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 19, 2026;

•

The historical audited financial statements of Lanteris as of and for the year ended December 31, 2025, included as an exhibit to the Form 8-K/A to which this unaudited pro forma condensed combined financial information is attached;

Accounting for the Acquisition

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Intuitive Machines has been treated as the acquirer for accounting purposes, and thus accounts for the Acquisition as a business combination in accordance with Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”). The total purchase price will be allocated to the tangible and intangible assets and liabilities acquired based on their respective fair values. The assets and liabilities of Lanteris have been measured based on various preliminary estimates using assumptions that the Company’s management believes are reasonable and based on currently available information. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing this unaudited pro forma condensed combined financial information. Differences between these preliminary estimates and the final purchase accounting will occur, and the final purchase accounting could be materially different from the preliminary estimates used to prepare the accompanying unaudited pro forma condensed combined financial information and could have a material impact on the combined company’s future results of operations and financial position.

Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information appearing below does not consider any potential effects of changes in market conditions on revenues or expense efficiencies, among other factors. In addition, as explained in more detail in the accompanying notes, the preliminary allocation of the pro forma purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment and may vary significantly from the actual purchase price allocation that will be recorded upon completion of the Acquisition.

The unaudited pro forma condensed combined financial information has been prepared based on the aforementioned historical financial statements and the assumptions and adjustments as described in the notes to the unaudited pro forma condensed combined financial information. The pro forma adjustments reflect transaction accounting adjustments related to the Acquisition, which is discussed in further detail below. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and do not purport to represent the combined company’s consolidated results of operations or consolidated financial position that would actually have occurred had the Acquisition been consummated on the dates assumed or to project the combined company’s consolidated results of operations or consolidated financial position for any future date or period.

The accounting policies followed in preparing the unaudited pro forma condensed combined financial statements are those used by Intuitive Machines as set forth in the audited historical financial statements. The unaudited pro forma condensed combined financial statements reflect any material adjustments known at this time to conform Lanteris’ historical financial information to Intuitive Machine’s significant accounting policies based on the Company’s initial review and understanding of Lanteris’ summary of significant accounting policies from the date of the acquisition. A more comprehensive comparison and assessment will occur, which may result in additional differences identified.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not reflect the costs of any integration activities or cost savings or synergies that may be achieved because of the Acquisition.

Lanteris and the Company have not had any historical material relationship prior to the Acquisition. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

Balance Sheet Pro Forma Adjustments

As of December 31, 2025

Unaudited Pro Forma Condensed Combined Balance Sheet

As of December 31, 2025

(in thousands, except share data and par value)

	Intuitive Machines Historical	Lanteris Historical	Other Material Adjustments		Transaction Accounting Adjustments		Pro Forma Combined
ASSETS
Cash and cash equivalents	582,606	2,000	168,000	(A)	(403,000)	(B)	275,684
					(25,090)	(C)
					(48,832)	(D)
Restricted Cash	2,733	—					2,733
Accounts receivable, net	12,193	157,000					169,193
Contract Assets	12,236	—					12,236
Prepaid and other current assets	9,046	10,000					19,046
Advances to suppliers	—	17,000					17,000
Inventory, net	—	53,000					53,000

Total current assets	618,814	239,000	168,000		(476,922)		548,892
Property, plant and equipment, net of accumulated depreciation	68,550	133,000			27,000	(B)	228,550
Intangible assets, net	12,968	94,000			260,000	(B)	366,968
Goodwill	18,697	194,000			(97,291)	(B)	115,406
Operating lease right-of-use assets, net of accumulated amortization	36,755	—					36,755
Finance lease right-of-use assets	94	—					94
Other assets	1,276	33,000					34,276
Orbital receivable, net	—	226,000					226,000

Total assets	757,154	919,000	168,000		(287,213)		1,556,941

LIABILITIES
Accounts payable and accrued expenses	22,199	39,000			(9,324)	(C)	51,875
Accounts payable - affiliated companies	1,723	—					1,723
Contract liabilities, current	57,368	156,000					213,368
Operating lease liabilities, current	10,466	15,000					25,466
Finance lease liabilities, current	48	—					48
Other current liabilities	33,028	36,000					69,028
Accrued liabilities	—	7,000					7,000
Accrued compensation and benefits	—	20,000					20,000

Total current liabilities	124,832	273,000	—		(9,324)		388,508
Contract liabilities, non-current	335,335	—					335,335
Contract liabilities, non-current	6,341	—					6,341
Operating lease liabilities, non-current	26,290	32,000					58,290
Finance lease liabilities, non-current	20	—					20
Warrant liabilities	60,394	—					60,394
Other non-current liabilities	240	62,000					62,240
Pension and other postretirement benefits	—	55,000					55,000

Total liabilities	553,452	422,000	—		(9,324)		966,128
MEZZANINE EQUITY
Series A preferred stock subject to possible redemption	6,613	—					6,613
Redeemable noncontrolling interests	951,536	—					951,536
EQUITY
Class A common stock	12	—	1	(A)	2	(B)	147
					132	(D)
Class C common stock	6	—					6
Treasury stock, at cost	(33,525)	—					(33,525)
Paid-in capital	—	—	167,999	(A)	283,707	(B)	451,706
Accumulated Deficit	(721,457)	—			(15,766)	(C)	(786,187)
					(48,964)	(D)
Member’s equity	—	462,000			(462,000)	(B)	—
Accumulated other comprehensive income	—	35,000			(35,000)	(B)	—

Total equity attributable to the Company	(754,964)	497,000	168,000		(277,889)		(367,853)
Noncontrolling interests	517	—					517

Total liabilities and equity	757,154	919,000	168,000		(287,213)		1,556,941

Please refer to the notes to the unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Income

For the Year Ended December 31, 2025

(in thousands, except share and per share amounts)

	Intuitive Machines Historical	Lanteris Historical	Transaction Accounting Adjustments		Pro Forma Combined
Revenue
Service	207,132	—			207,132
Grant	2,927	—			2,927
Product	—	591,000			591,000
Product - related party	—	10,000			10,000

Total revenues	210,059	601,000	—		811,059
Operating Expenses
Cost of revenue (excluding depreciation)	177,247	470,000			647,247
Cost of revenue (excluding depreciation) - affiliated companies	23,822	9,000			32,822
Depreciation and amortization	3,597	34,000	4,669	(AA)	54,933
			12,667	(AA)
Impairment of property and equipment	—	35,000			35,000
General and administrative expenses (excluding depreciation and amortization)	92,624	55,000	48,964	(BB)	232,426
			20,072	(CC)
			15,766	(DD)

Total operating expenses	297,290	603,000	102,138		1,002,428

Operating profit (loss)	(87,231)	(2,000)	(102,138)		(191,369)
Other income (expense), net
Interest income	15,272	—			15,272
Interest expense	(4,177)	(4,000)			(8,177)
Change in fair value of earn-out liabilities	(33,369)	—			(33,369)
Change in fair value of warrant liabilities	8,384	—			8,384
Change in fair value of SAFE agreements	(1,854)	—			(1,854)
Other income (expense), net	91	3,000			3,091

Total other income (expense), net	(15,653)	(1,000)	—		(16,653)

Income (Loss) Before Income Taxes	(102,884)	(3,000)	(102,138)		(208,022)

Income tax (expense) / benefit	(3,962)	—	21,449	(EE)	18,117
			630	(FF)

Net Income (Loss)	(106,846)	(3,000)	(80,059)		(189,905)

Net loss attributable to redeemable noncontrolling interest	(25,059)	—			(25,059)
Net loss attributable to noncontrolling interest	1,507	—			1,507

Net Income (Loss) Attributable To The Company	(83,294)	(3,000)	(80,059)		(166,353)
Less: Preferred Dividends	(616)	—			(616)

Net Income (Loss) To Class A Common Shareholders	(83,910)	(3,000)	(80,059)		(166,969)

Average Number of Shares of Class A common stock Outstanding
Basic and diluted	115,426,620				149,991,722
Earnings Per Common Share
Basic and diluted	(0.73)				(1.11)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.	Basis of Presentation

The pro forma adjustments have been prepared as if the Acquisition had been consummated on December 31, 2025, in the case of the unaudited pro forma condensed combined balance sheet, and, in the case of the unaudited pro forma condensed combined statements of operations, as if the Acquisition had been consummated on January 1, 2025, the beginning of the earliest period presented in the unaudited pro forma condensed combined statements of operations.

The unaudited pro forma condensed combined financial information has been prepared assuming the acquisition method of accounting in accordance with GAAP. Under this method, Lanteris’ assets and liabilities will be recorded at their respective preliminary fair values. Any difference between the purchase price for Lanteris and the fair value of the identifiable net assets acquired (including intangible assets) will be recorded as goodwill. The goodwill resulting from the Acquisition will not be amortized to expense, but instead will be reviewed for impairment at least annually. The pro formas are based on preliminary accounting conclusions and are subject to potential revisions upon further analysis.

The pro forma adjustments represent management’s estimates based on information available as of the date of this Form 8-K/A and are subject to change as additional information becomes available and additional analyses are performed.

One-time direct and incremental transaction costs will be expensed as incurred under ASC 805 and are assumed to be cash settled.

2.	Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2025

The adjustments included in the unaudited pro forma condensed combined balance sheet as of December 31, 2025 are as follows:

(A)

Reflects the proceeds of $175.0 million and the issuance of 11.6 million shares related to the Private Investment in Public Equity (“PIPE”) funding announced by the Company on February 25, 2026, recorded net of $7.0 million in transaction costs.

(B)

Reflects the purchase price allocation adjustments to record Lanteris’ assets and liabilities at estimated fair value based on the consideration conveyed. The related income statement adjustments are reflected at (BB).

The preliminary purchase price was allocated among the identified assets to be acquired, based on a preliminary analysis. Goodwill is expected to be recognized as a result of the Acquisition, which represents the excess fair value of consideration over the fair value of the underlying net assets of Lanteris. This was considered appropriate based on the determination that the Acquisition would be accounted for as a business acquisition under ASC 805. No deferred taxes are included in the pro forma tax provision because there is not expected to be differences in book and tax basis created from the preliminary purchase price allocation. The estimates of fair value are based upon preliminary valuation assumptions, and are believed to be reasonable, but are inherently uncertain and unpredictable. As a result, actual results may differ from estimates, and the difference may be material.

The following is a preliminary estimate of the assets acquired and the liabilities assumed by Intuitive Machines in the Acquisition, reconciled to the estimated purchase consideration:

Net Assets Identified	Preliminary Estimate of Fair Value
Cash and cash equivalents	$2,000
Accounts receivable, net	157,000
Prepaid and other current assets	10,000
Advances to suppliers	17,000
Inventory, net	53,000
Property, plant, and equipment (1)	160,000
Intangible assets, net (2)	354,000
Goodwill	96,709
Other assets	33,000
Orbital receivables, net	226,000
Accounts payable and accrued expenses	(39,000)
Contract liabilities, current	(156,000)
Operating lease liabilities, current	(15,000)
Other current liabilities	(36,000)
Accrued liabilities	(7,000)
Accrued compensation and benefits	(20,000)
Operating lease liabilities, non-current	(32,000)
Other non-current liabilities	(62,000)
Deferred income taxes	—
Pension and other postretirement benefits	(55,000)

Total Fair Value	686,709

Value Conveyed
Cash Consideration	403,000
Equity Consideration (3)	283,709

Total Purchase Consideration	$686,709

(1)

The Property, plant, and equipment fair value was comprised of personal property; and personal property was primarily comprised of laboratory equipment. The estimated remaining useful life of personal property is approximately 5 years.

(2)	Intangible assets, net were comprised of the following:

Asset type	Fair value	Remaining Useful Life	Valuation methodology
Trademark/Trade name	$4,000	1	Relief-from-royalty method (“RFR”)
Customer Relationships	175,000	15	Multi-Period Excess Earnings Method (“MPEEM”)
Developed Technology	175,000	25	Relief-from-royalty method (“RFR”)

Total Intangible assets, net	$354,000

(3)	Equity consideration consisted of 22,991,028 shares of Class A common stock to legacy Lanteris equity holders issued at a share price of $12.34.

(C)

Reflects the payment of transaction costs in the amount of $25.1 million. Of this amount, approximately $9.3 million was incurred and accrued for on the balance sheet as of December 31, 2025. These expenses were primarily comprised of investment banking fees, legal fees, issuance costs, accounting and audit fees, and other related advisory costs.

(D)

Reflects compensation expense in the amount of $49.0 million recorded at closing related to (i) cash payments upon settlement of the legacy Lanteris long-term incentive program, and (ii) cash bonuses paid at closing.

3.	Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Operations for the Year ended December 31, 2025

The adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025 are as follows:

(AA)	Reflects the pro forma impacts related to the purchase price allocation discussed at adjustment (B). This includes the following impacts:

1)

Depreciation expense – Reflects an increase to depreciation expense related to personal property, calculated using the depreciation expense based on an increase in fair value and a weighted average useful life of 5 years.

2)

Amortization expense – Reflects an increase in amortization expense related to trade name, customer relationships, and developed technology, calculated using the estimated weighted average remaining useful life for these assets of 1, 15, and 25 years, respectively.

(BB)	Reflects stock compensation expense recorded as of closing, as discussed in further detail at balance sheet adjustment (D).

(CC)

Reflects stock compensation expense related to stock-based awards granted to employees, which vest over one year following closing. As these awards vest one year following issuance, these costs will not be recurring.

(DD)	Reflects transaction costs associated with the Acquisition, as discussed in further detail at balance sheet adjustment (C).

(EE)	Reflects the tax impact of all pro forma adjustments for the ended December 31, 2025, calculated using a statutory rate of 21%.

(FF)

Reflects the tax impact of Lanteris’ historical results, as Lanteris was previously a disregarded entity which never paid federal income taxes; the adjustment reflects federal income tax on income before income taxes for the year ended December 31, 2025, calculated using a statutory rate of 21%.

4.	Unaudited Pro Forma Net Income Per Share

The pro forma net income per share calculations have been performed for the year ended December 31, 2025, assuming the Acquisition occurred on January 1, 2025.

The below table excludes the stock-based awards that were issued in connection with the Acquisition that vest over the one year following issuance, which are subject to service conditions.

For the Year Ended December 31, 2025
Numerator
Pro forma net income attributable to Class A common shareholders	(166,969)
Net earnings allocated to Class A common shareholders – basic and diluted	(166,969)

Denominator
Intuitive Machines’ shares	115,426,620
Shares to Lanteris legacy equity holders	22,991,028
PIPE shares	11,574,074

Pro forma weighted average shares of Class A common stock outstanding – basic and diluted	149,991,722

Pro Forma basic and diluted earnings per share	(1.11)